Exhibit 99.1

The St. Joe Company Announces Early Termination of Southwest Airlines Guarantee Agreement

WATERSOUND, Fla.--(BUSINESS WIRE)--July 2, 2012--The St. Joe Company (NYSE:JOE) ("St. Joe") today announced the early termination of the Strategic Alliance Agreement For Air Service between Southwest Airlines Co. (“Southwest”) and St. Joe. The agreement required St. Joe to reimburse Southwest for up to $26.0 million of losses during the first three years of operation at the new Northwest Florida Beaches International Airport (ECP). St. Joe has not been required to make any payments under the agreement. The early termination is effective July 1, 2012.

“We are proud to have played a critical role in securing air service by Southwest to Northwest Florida Beaches International Airport,” said St. Joe CEO Park Brady. “Southwest enabled not only increased visitation to our region but also reduced airfares that are enjoyed by the residents of our local communities.”

Southwest initiated service to ECP on May 23, 2010, in conjunction with the opening of the new airport located at West Bay in Panama City Beach, FL. “The addition of Southwest’s service is a true success, with Southwest accounting for 57% of the passenger market share and taking the Airport from 9% of the Northwest Florida’s passenger traffic in 2009 to 25% in 2012,” according to John Wheat, ECP’s Executive Director.

“The financial safety net provided by St. Joe was instrumental in attracting Southwest Airlines to Northwest Florida Beaches International. In every respect, the Agreement with St. Joe has been a triumph. It has fulfilled its mission and achieved its intended purpose,” explained Bob Montgomery, Vice President – Airport Affairs for Southwest.

Recently, Southwest extended their lease agreement with the Northwest Florida International Beaches Airport through 2015, illustrating their commitment to the market and the communities of northwest Florida.

About St. Joe

The St. Joe Company is a Florida-based real estate developer and manager. The Company owns approximately 573,000 acres of land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The majority of land not under development is used for the growing and selling of timber or is available for sale. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the Company's beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and the company undertakes no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents that have been filed with the U.S. Securities and Exchange Commission, including the Company's annual report on Form 10-K filed with the Commission on February 27, 2012.

© 2012, The St. Joe Company. "St. Joe," and the "Taking Flight" designs are service marks of The St. Joe Company.

CONTACT:
St. Joe:
Lori Elliott, 850-402-5138
Director, Marketing
lori.elliott@joe.com